UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/23/2008

First State Bancorporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-12487

New Mexico	85-0366665
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

7900 Jefferson NE
Albuquerque, NM 87109
(Address of principal executive offices, including zip code)

505-241-7500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 23, 2008, First State Bancorporation's Board of Directors approved the First Amendment to the First State Bancorporation Key Executives Incentive Plan (the "Plan"). The Plan is a cash and option based short-term incentive program that establishes individual target awards related to achievement of Company performance over certain three-year performance periods. The performance levels for each performance period have been defined as average returns on equity between 12% and 16%. The target awards are divided into two components, 33% as performance cash awards and 67% as performance options awards. Persons eligible to participate in the Plan include certain designated officers of First State Bancorporation who have a title of Vice President and above, and who are key members of management with significant decision-making capabilities and influence on Company operations. The current participants are First State Bancorporation's Chief Executive Officer ("CEO"), Chief Operating Officer ("COO"), and Chief Financial Officer ("CFO").

The Plan amendment is included herein as Exhibit 10.1. The amendment allows the Board of Directors sole discretion, after due consideration of all relevant facts and circumstances, to decline the grant of performance options to all participants under the Plan if such declination is consistent with current business conditions and stock performance. After due consideration, on December 23, 2008, the Board of Directors declined the grant of performance options to First State Bancorporation's CEO, COO, and CFO for the third performance period, January 1, 2009 to December 31, 2011.

Item 9.01.    Financial Statements and Exhibits

(d)10.1 First Amendment to the First State Bancorporation Key Executives Incentive Plan

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First State Bancorporation

Date: December 30, 2008	By:	/s/ Christopher C. Spencer
Christopher C. Spencer
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	First Amendment to the First State Bancorporation Key Executives Incentive Plan